Exhibit 10.25

2400 Geng Rd. Suite 100 Palo Alto, CA 94303 650-424-1937

To: Andrea Betti-Berutto

Chief Technical Officer

EMPLOYMENT, CONFIDENTIALITY AND NONCOMPETITION

AGREEMENT

This Employment, Confidentiality and Noncompetition Agreement (this “Agreement”) is made and entered into as of the 1 day of January 2008, by and between GigOptix LLC, a California limited liability company (herein referred to as “Company”), and Andrea Betti-Berutto(“Employee”).

In consideration of the mutual promises and covenants contained in this Agreement, the receipt and legal sufficiency of which consideration are hereby acknowledged, the parties hereby agree as follows:

1. Term.

a) Term. Company hereby employs Employee on a full time basis to serve as Chief Technical Officer of the Company effective January 1, 2008 subject to the terms and conditions herein.

b) Duties and Responsibilities. Employee shall report to the Company’s CEO and President. The Employee shall have each and all of the duties and responsibilities of the Chief Technical Officer, as shall reasonably be assigned by the CEO and President of the Company, which duties shall be typically of the duties that normally fall within the responsibilities of the position for which Employee is being employed, and as are mutually agreed by and with Employee and the Company’s CEO and President.

2. Employee Performance. Employee accepts employment with Company on the terms and conditions provided in this Agreement. Employee recognizes Employee owes to Company duties of loyalty, fidelity and obedience in all matters pertaining to such employment. Employee shall serve Company diligently and faithfully, shall timely perform all duties to the best of Employee’s ability and in compliance with Company’s reasonable standards of performance, and shall devote Employee’s time and best efforts to the conduct of Company’s business.

3. Compensation. In consideration for the services of Employee rendered to Company pursuant to the terms of this Agreement, and subject to the full material performance of Employee’s obligations hereunder, Employee shall receive compensation and benefits as follows:

a) Base Salary. Employee shall be paid a base salary (“Base Salary”) at the annual rate of $200,000, payable in bi-weekly installments consistent with Company’s payroll practices.

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b) Additional Incentive. Upon execution of this Agreement, Employee acknowledge that employee received already the option to purchase 819,000 Membership Units at a strike price of $0.10 subject to the terms and conditions more fully set forth in the “GigOptix LLC Membership Unit Option Grant Notice (Equity Incentive Plan)” dated July 1, 2007.

c) Management by Objectives (MBO) Annual Bonus: The Company set annual Corporate, Departmental and Individual MBO goals, based on the Balances Scorecard (BSC) methodology, and the employee will be eligible to such bonus as is defined and authorized annually by the CEO and President.

d) Payment. Payment of all compensation to Employee hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes.

e) Business Expenses. Upon submission of itemized expense statements in the manner specified by the Company, Employee shall be entitled to direct payment and reimbursements for reasonable travel and other reasonable business expenses duly incurred by Employee in the performance of his duties under this Agreement. Acceptable expenses will include, but are not limited to, charges for meals, Company employee or customer entertainment, bridge tolls, lodging, air and ground transportation, cell phone, telephone, computer and broadband internet services provided such are used for business purposes.

f) Benefits Plans. Employee shall be eligible to participate in the Company’s benefit plans including, but not limited to, medical and dental plans, life and disability insurance plans and retirement plans, pursuant to their terms and conditions. Nothing in this Agreement shall preclude the Company from terminating or amending any existing employee benefit plan or program from time to time, provided, however, the Company agrees to provide Employee during the term of this Agreement with health, medical, dental, and disability insurance, equivalent in cost and benefits to Employee, to that provided Employee as of the date of this Agreement. The Company further agrees it shall be responsible for any additional incremental costs associated with providing such equivalent insurance benefits and will pay, or reimburse Employee for, all such incremental additional costs.

g) Vacation. Employee shall be entitled to participate in the Company’s vacation plan and holiday plan, as long as the scheduling of Employee’s vacation does not interfere with the Company’s normal business operations.

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4. Termination of Employment. Termination of employment will be subject to the following terms and conditions.

a) Termination For Cause. Notwithstanding anything herein to the contrary, the Company may terminate Employee’s employment hereunder “For Cause” for any one of the following reasons:

i. The Employee’s willful harmful actions which do or are likely to result in material damage or embarrassment to Company, the Company’s reputation, or the Company’s legitimate business interests;

ii. Commission of any act of fraud or falsification of any employment or Company records in any material way;

iii. The Employee’s abuse or illegal use of alcohol or other drugs or controlled substances;

iv. The Employee’s material breach of any of the terms or conditions of this Agreement, which breach is not cured within thirty (30) days following written notice from Company of such breach;

v. Employee’s conviction of or entry of a guilty plea or plea of no contest with respect to a felony, including theft, embezzlement or misappropriation of funds from the Company; or

vi. Voluntary resignation of the Employee in the absence of Good Reason as defined in Section 4 (c) of this Agreement.

Upon termination of Employee’s employment with Company For Cause, the Employee shall not be entitled to the Termination Benefits in Section 4(d) of this Agreement. Company shall have no further obligation under this Agreement other than payment of accrued but unpaid Base Salary, vacation and bonus. [For Cause and Termination Benefits are defined terms.]

b) Termination Without Cause. The Company may terminate Employee’s employment hereunder at any time without cause, provided, however, that Employee shall be entitled to the Termination Benefits set forth in Section 4(d) of this Agreement.

c) Termination for Good Reason. Employee may terminate her / his employment with the Company for Good Reason (as herein defined). If Employee terminates her / his employment with the Company for Good Reason (as herein defined), she / he shall be entitled to the Termination Benefits set

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forth in Section 4(d). For purposes of this Agreement, “Good Reason” shall mean any of the following: (i) any material breach by the Company of this Agreement, which breach is not cured within thirty (30) days following written notice from Employee of such breach; or (ii) any significant change in the Employee’s duties and responsibilities, without mutual agreement between Employee and Company.

d) Termination Benefits. If the Employee is terminated under the provisions of 4(b) or 4(c), upon Company’s receipt of an executed, valid and comprehensive release of any and all claims that the Employee may have against the Company in a form provided by the Company, the Employee shall receive “Termination Benefits” as follows: 4 months payment of her / his salary based on the salary in the date of termination.

e) Cooperation. After notice of termination, Employee shall cooperate with the Company, as reasonably requested by the Company, to effect a transition of Employee’s responsibilities and to ensure that the Company is aware of all mailers being handled by the Employee.

f) Disability of Employee. The Company may terminate this Agreement without liability if Employee shall be permanently prevented from properly performing his essential duties hereunder with reasonable accommodation by reason of illness or other physical or mental incapacity for a period of more than one hundred twenty (120) consecutive days. The disability of Employee will be determined by a medical doctor selected by written agreement of the Employer and the Employee upon the request of either party by notice to the other. If the Employer and Employee cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third doctor who will determine whether the Employee has a disability. The determination of the medical doctor selected under this Section 4(f) will be binding on both parties. The Employee must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 4(f), and Employee hereby authorizes the disclosures and release to the Employer of such determination and all supporting medical records. If the Employee is not legally competent, the Employee’s legal guardian or duly authorized attorney-in-fact will act in the Employee’s stead, under this Section 4(f), for the purposes of submitting the Employee to the examinations, and providing the authorization of disclosure, required under this Section 4(f). Upon such termination, Employee shall be entitled to all accrued but unpaid Base Salary, accrued bonus (if any) and accrued vacation.

g) Death of Employee. In the event of the death of Employee, the Company’s obligations hereunder shall be automatically cease and terminate; provided, however, that within 15 days the Company shall pay to Employee’s heirs or personal representatives Employee’s accrued but unpaid Base Salary and accrued vacation accrued to the date of death.

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5. Confidential Information.

a) Definition of Confidential Information. The Company has built up an established and extensive trade and reputation in its’ respective industries. The Company has developed and continues to develop commercially valuable technical and non-technical information (“Confidential Information”) that is proprietary and confidential and constitutes the Company’s “trade secrets” within the meaning of the Idaho Trade Secrets Act, Idaho Code Sections 48-801 - 48-807. Such Confidential Information, which is vital to the success of the Company’s business, includes, but is not necessarily limited to: programs, computer programs, system documentation, data compilations, manuals, methods, techniques, processes, patented and/or unpatented technology, research, know-how, development, designs, devices, inventions, the identities of Company’s customers, Company’s suppliers, contracts with suppliers and customers, sales proposals, pricing policies, cost information, financial information, business plans, specialized requests of Company’s customers, and other materials and documents developed by Company. Confidential Information also includes special hardware, product hardware, related software and related documentation, either owned by Company or in Company’s possession under an agreement of nondisclosure. Through Employee’s employment, Employee may become acquainted with or contribute to the Company’s Confidential Information through inventions, discoveries, improvements, software development, and/or in other ways. Confidential Information does not include customer names, programs, reports or other improvements to documentation which were owned by Employee prior to being employed by Company. Further, Confidential Information does not include information (i) that was in the public domain at the time of initial disclosure by or enters the public domain thereafter through no fault of Employee; (ii) that was already in the possession of Employee at the time of the initial disclosure and not subject to any other nondisclosure obligations; (iii) that is independently developed by Employee, outside the term of his employment with the Company, without access to the subject Confidential Information; (iv) that is received by Employee from a third party with no confidential restrictions; or (v) for which disclosure is compelled by a judicial or other governmental order, provided Employee provides Employer with prompt notice of such order before disclosure.

b) Employee Access to Confidential Information. Employee shall: (a) access only such Confidential Information as is reasonably necessary to perform Employee’s job functions; and (b) allow access to Confidential Information under Employee’s control to only those of Employee’s co-employees whose job functions for Company reasonably necessitate access to such Confidential Information.

c) Nondisclosure of Confidential Information. Employee shall not, at any time, either during or subsequent to employment, directly or indirectly, appropriate, disclose or divulge any Confidential Information to any person not then employed by Company unless authorized or directed to do so by Company. If Company authorizes or directs Employee to disclose Confidential Information to any third party, Employee must ensure that a signed

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confidentiality agreement for the benefit of Company is or has been obtained from the third party to whom Confidential Information is being disclosed and that all Confidential Information so disclosed is clearly marked “Confidential.”

d) Return of Confidential and Other Information. All Confidential Information provided to Employee, and all documents and things prepared by Employee in the course of Employee’s employment by Company, including but not necessarily limited to correspondence, drawings, blueprints, manuals, letters, notes, lists, notebooks, reports, flow-charts, computer programs, proposals, Day Timers, planners, calendars, schedules, discs, data tapes, financial plans and information, business plans, and other documents and records, whether in hard copy, magnetic media or otherwise, and any and all copies thereof, are the exclusive property of Company and shall be returned immediately to Company upon termination of employment or upon Company’s request at any time.

e) Ownership of Confidential Information. Employee hereby grants to Company, and Company hereby accepts, the entire right, title, and interest of Employee in and to any of the Confidential Information created or developed by Employee, or that may be created or developed by Employee during the term of the Employee’s employment by Company (whether created or developed within or outside the course and scope of Employee’s employment by Company), including, but not limited to, all patents, copyrights, trade secrets, and other proprietary rights in or based on the Confidential Information. If the Confidential Information or any portion thereof is copyrightable, it shall be deemed to be a “work made for hire,” as such term is defined in the copyright laws of the United States. Employee shall cooperate with Company or its designees and execute assignments, oaths, declarations, and other documents prepared by Company, to effect the terms of this Section 5(e) or to perfect or enforce any proprietary rights resulting from or related to this Agreement. Such cooperation and execution shall be at no additional compensation to Employee; provided, however, Company shall reimburse Employee for reasonable out-of-pocket expenses incurred at the specific request of Company.

6. Non-competition Obligations. During Employee’s employment with Company, and for a period of twelve (12) months immediately following termination (the “Non-competition Obligation”) of such employment, Employee will not, directly or indirectly, at any place in the world, engage or become interested (as owner, stockholder, partner, director, officer, member, creditor, consultant, or employee) in any business in competition with the business conducted by Company at any time during Employee’s employment with Company. Employee acknowledges that Company is doing business throughout the world, that Employee is reasonably expected to have contact with Company’s customers throughout the world during the term of Employee’s employment with Company, and that the worldwide geographic scope of this covenant is reasonably necessary to protect Company’s legitimate business interests.

7. Customer Non-Solicitation. Employee will not, during the term of

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employment with Company and for a period of twelve (12) months immediately following termination of employment, solicit, divert, take away from the Company, or attempt to solicit, divert or take away, any of Company’s customers with related business or the related business or patronage of any such customers, either for himself or on behalf of any other person, partnership, corporation or other entity. This restriction against solicitation shall apply only to solicitations which directly or indirectly compete with the business of the Company that Company is/was engaged in while Employee worked for Company.

8. Co-Employee Non-Solicitation. Employee will not, during the term of employment with Company and for a period of twelve (12) months following the termination of such employment for any reason, solicit, recruit and hire any other employee of Company, either for himself or on behalf of any other person, partnership, corporation or other entity.

9. Enforcement.

a) Reasonableness of Restrictions. Employee and Company acknowledge that compliance with this Agreement is reasonable and necessary to protect both parties’ legitimate business interests, including but not limited to both parties’ goodwill.

b) Irreparable Harm. Employee and Company acknowledge that a breach of either party’s obligations under this Agreement will result in great, irreparable and continuing harm and damage to the other party for which there is no adequate remedy at law.

c) Injunctive Relief. Employee agrees that in the event Employee breaches this Agreement, Company shall be entitled to seek, from any court of competent jurisdiction, preliminary and permanent injunctive relief to enforce the terms of this Agreement, in addition to any and all monetary damages allowed by law, against Employee. Further, Company agrees that in the event Company breaches this Agreement, Employee shall be entitled to seek, from any court of competent jurisdiction, preliminary and permanent injunctive relief to enforce the terms of this Agreement, in addition to any and all monetary damages allowed by law, against Company.

d) Extension of Covenants. In the event Employee violates any one or more of the covenants contained in Sections 6 through 8 of this Agreement, Employee agrees that the running of the term of each covenant so violated shall be tolled during the period(s) of any such violation and the pendency of any litigation arising out of any such violation. Further, in the event Company violates any one or more of the covenants contained in Sections 6 through 8 of this Agreement, Company agrees that the running of the term of each covenant so violated shall be tolled during the period(s) of any such violation and the pendency of any litigation arising out of any such violation.

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e) Judicial Modification. The parties have attempted to limit the Employee’s right to compete only to the extent necessary to protect Company from unfair business practices and/or unfair competition. The parties recognize, however, that reasonable people may differ in making such a determination. Consequently, the parties hereby agree that, if the scope or enforceability of the restrictive covenant is in any way disputed at any time, a court or other trier of fact may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances existing at that time.

f) Attorney Fees. In the event it becomes necessary for either party to this Agreement to institute a suit at law or in equity for the purposes of enforcing any of the provisions of this Agreement, the prevailing party shall be entitled to recover said party’s reasonable attorney’s fees, plus court costs and expenses, from the non-prevailing party.

g) Withholding from Final Paycheck. If not prohibited by federal, state or local laws, Employee expressly authorizes Company to withhold and deduct from Employee’s final wages any amounts owed by Employee to Company at the time of the termination of employment, including but not limited to the value of unreturned or willfully damaged Company property. Employee further expressly agrees to repay to Company any additional agreed-upon sums owed by Employee to Company (above that which can be withheld) immediately upon termination of Employee’s employment.

10. Indemnity. Employee warrants and represents that Employee has not knowingly and intentionally violated, is not knowingly and intentionally violating, and will not knowingly and intentionally violate any of the terms or conditions of any prior employment agreement, restrictive covenant, or other similar agreement entered into by Employee while in the employment of any other company; that Employee has not knowingly and intentionally given and will not knowingly and intentionally give to the Company at any time any customer list, trade secret, or any other item of confidential information, obtained or received while in the employment of any other company in violation of any employment agreement, restrictive covenant or similar agreement entered into while in the employment of any other company; that, to the best of Employee’s knowledge. Employee’s employment with the Company as contemplated and provided for hereby is not materially restricted or materially limited in any way by any such employment agreement or restrictive covenant or by operation of any state, federal or local regulation, statute or other law of any kind, name or nature, including but not limited to trade secret laws and immigration laws; and that Employee is in all respects duly qualified and eligible to work for the Company. In the event of a final legal adjudication (after exhausting any right of appeal) of Employee’s material violation of one or more of the warranties or representations set forth above in this section, Employee agrees to indemnify the Company for all damages, costs and expenses, including reasonable attorney fees, which the Company may have to pay in connection with a legal or administrative action against the Company or Employee arising there from; provided, however, in the event any damages, costs

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and expenses are incurred by the Company for which Employee is otherwise obligated to indemnify the Company are covered under any insurance policy or policies of the Company, then the Company shall be obligated to exhaust all available insurance as a condition to the exercise of its right of indemnification hereunder (and the Company waives all rights of subrogation in connection therewith) and Employee’s indemnification obligation hereunder shall be reduced in proportion to the extent of such insurance. Company warrants and represents it has no knowledge as of the date hereof that Employee is or may become in violation of any of the warranties and representations made by him above.

11. Miscellaneous.

a) Survival. Employee understands that this Agreement shall be effective as of the date first written above and that the terms of this Agreement shall remain in full force and effect not only during the continuation of Employee’s employment, but also after the termination of employment for any reason by Company or Employee.

b) Waiver. Failure of the Company or Employee to exercise or otherwise act with respect to any of its rights under this Agreement shall not be construed as a waiver of any breach, nor prevent the Company or Employee from thereafter enforcing strict compliance with any and all terms of this Agreement.

c) Severability. If any part of this Agreement shall be adjudicated to be invalid or unenforceable, as to duration, territory or otherwise, then such part shall be deemed deleted from this Agreement or amended, as the case may be, in order to render the remainder of this Agreement valid and enforceable.

d) Agreement Binding. This Agreement shall be binding upon and inure to the benefit of Company, Company’s successors and assigns, Employee and Employee’s heirs, executors, administrators and legal representatives.

e) Governing Law. This Agreement is made and entered into in the State of California, where Company has its principal place of business, and concerns employment situated in said state. This Agreement shall be interpreted and construed in accordance with the laws of the State of California.

f) Titles and Captions. All section and paragraph titles and captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the construction or interpretation of this Agreement.

g) Entire Agreement. This Agreement, which includes all Attachments incorporated herein and attached hereto, contains all the understandings and agreements between the parties concerning matters set forth in this Agreement. The terms of this Agreement supersede any and all prior statements, representations and agreements by or between Company and Employee, or either of them, concerning the matters set forth in this Agreement.

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Employee acknowledges that no person who is an agent or employee of Company may orally or by conduct modify, delete, vary, or contradict the terms or conditions of this Agreement or this paragraph. This Agreement may be modified only by a written agreement signed by both parties.

h) Separate Counsel. Company’s attorneys have not represented Employee, and Employee has been advised that it is important for him to seek legal advice and representation in this matter.

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This Agreement supersede in whole any and all prior Employment agreements that may have been signed earlier between the Employee and the Company

Employee acknowledges that Employee has read and understands the entire contents of this Agreement and that Employee has received a copy of this Agreement.

Company:

GigOptix LLC,
a California limited liability company

/s/ Avi Katz
By:	Avi Katz
Its:	Chairman, CEO and President

Employee:

/s/ Andrea Betti-Berutto
Andrea Betti-Berutto

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